LIMITED PARTNER UPDATE!!


                                  May 23, 2003


TO THE LIMITED PARTNERS OF
DSI REALTY INCOME FUND XI  (the "Partnership")

         Re:      COURT RULES AGAINST THE GENERAL PARTNER'S PROPOSAL

Dear Limited Partner:

     The California Superior Court has just issued a restraining order prohibiting the general partners of the Partnership from completing an amendment to the Partnership Agreement that is very damaging to all of our limited partnership interests. The Court's decision is based on claims that the general partners have breached their fiduciary duty and also violated federal securities laws by attempting to provide themselves with a right of first refusal that is detrimental to the limited partners; and by soliciting limited partner approval with misleading materials.

     However, we should not wait for a final decision by the court in our lawsuit. We should stop the general partners ourselves, now. Therefore, we recommend strongly that you VOTE AGAINST THE PROPOSAL by the Partnership's general partner, for the following reasons:

     o The value of our Partnership units will decrease if the general partner's Proposal is approved, because they will become harder, or impossible, to sell to anyone but the general partner.

     o If the Proposal is approved, we believe you will no longer have the option to sell your Partnership units on secondary market services. One such service has advised us it will cease to effect transfers if the Proposal passes.

     o If the Proposal is approved, you will be giving the general partner an effective monopoly on buying your units if you try to sell them.

     o The general partner is trying to give itself a valuable right of first refusal it would not be entitled to under California securities law guidelines for new offerings.

     o The Proposal effectively removes all ways for you to get out of this investment other than selling out to the general partner, probably at low prices.

     If you have already voted for the proposal, change your vote before it is too late. We would be pleased to answer any questions you may have about our recommendation or to assist you in changing your vote. Please call and ask for Stacey McClain or David Lesser, at (800) 611-4613.

                                     Very truly yours,
                                     MILLENIUM INVESTORS 2, LLC
                                     KM INVESTMENTS, LLC

P.S. Do not be misled by the general partner into voting against your own interests!